EXHIBIT 99
PGT Reports 2011 Second Quarter Results

VENICE, FL, August 3, 2011 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for the second quarter ended July 2, 2011.  In our second quarter:

▪	Net sales were $45.2 million, a decrease of $3.8 million, or 7.8%, from prior year second quarter;

▪	Adjusted gross margin was 30.1%, a decrease from the prior year second quarter gross margin of 31.1%;

▪
Net loss was $5.0 million compared to a net income of $1 thousand in the second quarter of 2010.  Consolidation charges totaled $1.4 million and additional expenses relating to manufacturing inefficiencies caused by the consolidation totaled $3.3 million in the second quarter of 2011;

▪	Adjusted EBITDA was $4.6 million, compared to EBITDA of $5.3 million in the prior year second quarter.

“Sales decreased 7.8% compared to prior year in part as a result of temporary capacity constraints and inefficiencies related to our plant consolidation.  We experienced lower sales in our Aluminum WinGuard product line, with sales down $1.4 million or 6%  compared to prior year.  Sales also decreased within our Architectural Systems  product lines by $1.6 million as a result of the increased softness of the commercial market” said Rod Hershberger, PGT’s President and Chief Executive Officer.  “Housing starts in Florida decreased 5% compared to the second quarter of 2010, driven mainly by an 8% decrease in single family starts.”

Mr. Hershberger continued, “All of our operating lines from North Carolina are now in place and operating in Florida, where we have hired over 350 new positions.  Our main focus over the past and next quarter is getting these new employees fully trained to be able to execute at the levels that PGT is known for in the marketplace, and we expect substantially all consolidation related inefficiencies to be driven from our operations by the end of the third quarter.”

Commenting further on the second quarter of 2011, Jeff Jackson, PGT’s Executive Vice President and Chief Financial Officer, stated, “Vinyl sales were down 8% when compared to prior year.  This includes a $1.7 million decline in non-impact vinyl sales due to both temporary capacity constraints as well as our decision to reduce our efforts related to sales in non-coastal areas.  Vinyl impact sales were up $0.7 million due to a $1.1 million increase in sales of our PremierVue high end line which continues to gain traction.  This was offset by a $0.4 million decrease in sales of Vinyl WinGuard due to the constraints created during the consolidation.  These constraints will be alleviated in the coming quarter as our expanded Florida operations become more efficient.  Adjusted EBITDA during the quarter  was $4.6 million, or 10.3% of sales, compared to prior year’s second quarter EBITDA of $5.3 million, or 10.7% of sales.  This decline was due mainly to lost margin from lower sales, somewhat offset by lower spending in overhead and selling, general and administrative categories.”

Mr. Jackson continued, “In June, we completed the refinancing of our debt and in doing so created more favorable terms including a lower interest rate and a due date extension to 2016.  During the quarter, we used $3.2 million of cash in operations.  Our cash balance decreased $7.8 million during the quarter to $7.7 million, primarily due to $5.9 million of cash used for plant consolidation expenses, a debt principal payment in the amount of $2.0 million and refinancing fees of $2.4 million.  Our net debt was $40.3 million and our corresponding leverage ratio was 2.8X at the end of the second quarter of 2011.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, August 4, 2011, at 10:30 a.m. eastern time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning August 4, 2011, at 1:30 p.m. eastern time through August 25, 2011. To access the replay, dial 800-642-1687 (U.S. and Canada) and 706-645-9291 (international) and refer to pass code 82398564.

The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtinc.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,150 at its manufacturing, glass laminating and tempering plants in Florida. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (TM); PGT Architectural Systems; and Eze-Breeze(R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq:PGTI).

Forward-Looking Statements

Statements in this news release and the schedules hereto, which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted.  PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy.  PGT, Inc. may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.'s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #
CONTACT: PGT, Inc.
Jeffrey T. Jackson
Executive Vice President and CFO
941-480-2714
jjackson@pgtindustries.com

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010

Net sales	$45,171	$49,006	$85,816	$89,522
Cost of sales	36,100	33,760	68,419	62,953
Gross margin	9,071	15,246	17,397	26,569
Selling, general and administrative expenses	12,597	13,904	25,631	25,833
(Loss)/income from operations	(3,526)	1,342	(8,234)	736
Interest expense	1,050	1,264	2,173	2,738
Other expense (income), net	461	-	419	(20)
(Loss)/income before income taxes	(5,037)	78	(10,826)	(1,982)
Income tax expense	-	77	-	77
Net (loss)/income	$(5,037)	$1	$(10,826)	$(2,059)

Basic net loss/(income) per common share	$(0.09)	$0.00	$(0.20)	$(0.04)

Diluted net loss/(income) per common share	$(0.09)	$0.00	$(0.20)	$(0.04)

Weighted average common shares outstanding:
Basic	53,659	53,649	53,658	46,694

Diluted	53,659	54,334	53,658	46,694

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 2,	January 1,
	2011	2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$7,677	$22,012
Accounts receivable, net	18,565	13,687
Inventories	11,581	10,535
Prepaid expenses	1,104	881
Other current assets	3,341	4,246
Total current assets	42,268	51,361

Property, plant and equipment, net	50,697	52,863
Other intangible assets, net	61,040	64,291
Other assets, net	2,086	604
Total assets	$156,091	$169,119

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,396	$16,696
Deferred income taxes	185	185
Current portion of long-term debt and capital lease obligations	1,296	245
Total current liabilities	16,877	17,126
Long-term debt and capital lease obligations	46,811	49,918
Deferred income taxes	17,130	17,130
Other liabilities	2,158	1,903
Total liabilities	82,976	86,077

Total shareholders' equity	73,115	83,042
Total liabilities and shareholders' equity	$156,091	$169,119

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
Reconciliation to Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share (1):
Net Income/(loss)	$(5,037)	$1	$(10,826)	$(2,059)
Reconciling item:

Consolidation (2)	1,367	-	3,998	-
Manufacturing inefficiencies (3)	3,371	-	3,371	-
Write off deferred financing costs (4)	420	-	420	-
Tax effect of reconciling items	-	-	-	-
Adjusted net income/(loss)	$121	$1	$(3,037)	$(2,059)

Weighted average shares outstanding:
Diluted (5)	53,659	54,334	53,658	46,694

Adjusted net income/(loss) per share - diluted	$0.00	$0.00	$(0.06)	$(0.04)

Reconciliation to EBITDA and Adjusted EBITDA:
Net Income/(loss)	$(5,037)	$1	$(10,826)	$(2,059)
Reconciling items:
Depreciation and amortization expense	3,477	3,921	7,025	7,887
Interest expense	1,050	1,264	2,173	2,738
Income tax expense	-	77	-	77
EBITDA	(510)	5,263	(1,628)	8,643
Consolidation (2)	1,367	-	3,998	-
Manufacturing inefficiencies (3)	3,371	-	3,371	-
Write off deferred financing costs (4)	420	-	420	-
Adjusted EBITDA	$4,648	$5,263	$6,161	$8,643
Adjusted EBITDA as percentage of net sales	10.3%	10.7%	7.2%	9.7%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed August 3, 2011.
(2) Represents charges related to consolidation actions taken in 2011. These charges relate primarily to employee separation costs and move related expenses. Of the $1.4 million consolidation charge in three months ended July 2, 2011, $1.2 million is included in costs of goods sold and $0.2 million is included in selling, general and administrative expenses. Of the $4.0 million in consolidation charges in the six months ended July 2, 2011, $3.3 million is included in cost of goods sold and $0.7 million is included in selling, general and administrative expenses.

(3) Represents temporary excess labor and scrap expense incurred as a result of the consolidation actions taken in 2011. The amounts were determined by comparing the second quarter manfacturing results with normalized pre-consolidation quarter results. These charges are included in cost of goods sold for the three and six months ended July 2, 2011.

(4) Represents the write off of the remaining unamortized fees associated with our previous financing agreement. These charges are included in other expense for the three and six months ended July 2, 2011.

(5) Due to the actual net losses in the second quarter of 2011, and the first six months of 2011 and 2010, the effect of equity compensation plans is anti-dilutive.